Exhibit 99.1

CONTACT:

CoTherix, Inc.	Burns McClellan, Inc.
Anne Bowdidge	Jason Farber (media)
Senior Director of Investor Relations	jfarber@burnsmc.com
(650) 808-6551	Clay Kramer (investors)
ckramer@burnsmc.com
(212) 213-0006

COTHERIX ANNOUNCES RESIGNATION OF BOARD MEMBER

HOWARD B. ROSEN

BRISBANE, CA.—October 10, 2006 — CoTherix, Inc. (Nasdaq: CTRX) announced today that Howard B. Rosen has resigned from the Company’s Board of Directors, effective immediately. Mr. Rosen, who is also Vice President, Commercial Strategy at Gilead Sciences, Inc., has served on the CoTherix Board of Directors since September 2005. On October 2, 2006, Gilead announced that it signed a definitive agreement to acquire Myogen, Inc.

Donald J. Santel, Chief Executive Officer of CoTherix, Inc. stated, “Howie Rosen contributed greatly to this Board of Directors. I am very grateful for his significant efforts, and am joined by the other directors in wishing him well.”

About CoTherix, Inc.

CoTherix, Inc. is a biopharmaceutical company focused on licensing, developing and commercializing therapeutic products for the treatment of cardiovascular disease. CoTherix currently markets Ventavis® (iloprost) Inhalation Solution in the United States for the treatment of PAH (WHO Group I). The Company is also developing fasudil, a rho-kinase inhibitor, for the treatment of PAH and stable angina. CoTherix and the CoTherix logo are trademarks of CoTherix, Inc. Ventavis is a registered trademark of Schering AG. More information can be found at www.cotherix.com or www.4ventavis.com.